-----Original Message-----
From: wgeiger1@bloomberg.net [mailto:wgeiger1@bloomberg.net]
Sent: Monday, November 13, 2006 1:23 PM
To: Cullen, William J.
Subject: CGCMT 06-C5 *PAC IO STATUS*

CGCMT, Commercial Mortgage Pass-Through Certificates, Series 2006-C5 $2.126B

Book Runner:      Citigroup Global Markets Inc.
Co-Lead Managers: Citigroup Global Markets Inc. / LaSalle Financial Services
Co-Managers:      Banc of America Securities, LLC / PNC Capital Markets, LLC

Rating Agencies:  Moodys / Fitch

Loan Sellers:     Citigroup Global Markets Realty Corp. (42.6%)
                  LaSalle Bank National Association     (44.1%)
                  PNC Bank, National Association        (13.3%)

         Ratings      Appx            Appx            Sub       Px
Class  Moody's/Fitch  Notional (MM)   Proceeds (MM)   Level     Guidance Status
XP     Aaa/AAA        2,072.8         61              0.000%    T+70A    .60x

Timing: Launch/Px, Monday/Tuesday
Expected Settle:  November 21, 2006

** Loan ID No. 163 (Pro Health Physicians) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $2,565,000
(representing 0.121% of the initial pool balance and 0.135% of the initial loan group 1 balance as of the October 30 FWP) has been removed from the mortgage pool.

** Loan ID No. 79 (Winchester & Payne) identified on Annex A-1 to the October 30
FWP, with a balance as of the cut-off date of $6,775,000.00 (representing 0.3%
of the initial pool balance and 0.4% of the initial loan group 1 balance as of the October 30 FWP) permits future mezzanine debt subject to certain conditions, including a maximum combined LTV of 75% and a minimum combined DSCR of 1.15x.

** Loan ID No. 24 (Courtyard Century City) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $20,500,000
(representing 1.0% of the initial pool balance and 1.1% of the initial loan group 1 balance as of the October 30 FWP) shown with a Mortgage Rate of 6.1100%
and a Monthly Debt Service Payment of $124,361.38 on the Annex A-1 to the
October 30 FWP. The correct Mortgage Rate should be 6.1200% and the Monthly Debt
Service Payment should be $124,493.88.

********************************************************************************
--------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-132746) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-877-858-5407 or by emailing Citigroup-DCM-Prospectus@citigroup.com.
--------------------------------------------------------------------------------
Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

* disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

* disclaimers of responsibility or liability;

* statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

* language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

* statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

* a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.

-------------------------------------------------------------------------------
For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our offical confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product.
Changes to assumptions may have material impact or returns. For info, please contact your rep.

Sidley Austin LLP mail server made the following annotations on 11/13/06,
14:18:12:
--------------------------------------------------------------------------------
IRS Circular 230 Disclosure: To comply with certain U.S. Treasury regulations, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this communication, including attachments, was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed on such taxpayer by the Internal
Revenue Service. In addition, if any such tax advice is used or referred to by other parties in promoting, marketing or recommending any partnership or other entity, investment plan or arrangement, then (i) the advice should be construed as written in connection with the promotion or marketing by others of the transaction(s) or matter(s) addressed in this communication and (ii) the taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

********************************************************************************
This e-mail is sent by a law firm and may contain information that is privileged or confidential. If you are not the intended recipient, please delete the e-mail and any attachments and notify us immediately.

********************************************************************************